Exhibit 10.1

CEPHALON, INC.
NON-QUALIFIED DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective January 1, 2009)

1.                                      PURPOSE.  The purpose of the Plan is to provide Eligible Employees with the opportunity to defer a portion of their Bonus on a tax-favored basis.  The Corporation intends that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Code and administered as a nonqualified “top-hat” plan exempt from the substantive requirements of ERISA.  The Corporation also intends that the Plan be maintained and operated in accordance with the requirements of section 409A of the Code.  Benefit payments commencing prior to the Effective Date are governed by the terms of the Plan as it existed prior to the Effective Date and are either grandfathered from the requirements of section 409A of the Code or payable pursuant to a fixed schedule as required by, and in compliance with, section 409A of the Code.  Payments made between January 1, 2005 and December 31, 2008 that are subject to the requirements of section 409A of the Code, the Plan has been operated in accordance with transition relief established by the Treasury Department and Internal Revenue Service pursuant to section 409A of the Plan.  The Plan, as amended and restated, shall be effective as of the Effective Date.  All capitalized terms shall be as defined in Paragraph 2 below.

2.                                      DEFINITIONS.  Certain terms shall be defined hereunder as follows:

(a)                                  “Account” means the bookkeeping account established by the Corporation to which are credited Bonus Deferrals, and notational earnings and losses thereon.

(b)                                  “Beneficiary” means the person, persons, trust or trusts that a Participant shall from time to time designate in writing to receive any benefits payable to him under this Plan in the event of his death.

(c)                                  “Board” means the Board of Directors of the Corporation.

(d)                                  “Bonus” means the amount earned by a Participant under the Employer’s annual Management Incentive Compensation Plan for a particular Plan Year.

(e)                                  “Bonus Deferral” means the portion of the Bonus as to which a Participant has made an irrevocable election to defer receipt until the date specified in the Participant’s Enrollment Agreement.

(f)                                    “Change in Control” means the occurrence of a change in the ownership or effective control of the Corporation (as defined in Treas. Reg. §1.409A-3(i)(5)(v)), a change in effective control of the Corporation (as defined in Treas. Reg. §1.409A-3(i)(5)(vi)), or a change in the ownership of a substantial portion of the assets of the Corporation (as defined in Treas. Reg. §1.409A-3(i)(5)(vii)).

(g)                                 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(h)                                 “Committee” means the Stock Option and Compensation Committee of the Board (or any successor thereto) or its delegate, or such other committee appointed by the Board to administer the Plan.  If no members have been appointed to the Committee, the Board shall act as the Committee.

(i)                                    “Corporation” means Cephalon, Inc. or any successor thereto.

(j)                                    “Deferred Bonus Account” means a Participant’s Account.

(k)                                “Effective Date” means January 1, 2009, the effective date of this amendment and restatement of the Plan.  The Plan was initially effective on November 1, 1993.

(l)                                    “Eligible Employee” means each Employee designated by the Committee as eligible to participate in the Plan.

(m)                              “Employee” means any individual employed by the Employer as an employee; provided, however, to qualify as an “Employee” for purposes of the Plan, the individual must be a member of a group of “key management or highly compensated employees” of the Employer, within the meaning of sections 201, 301 and 401 of ERISA.

(n)                                 “Employer” means the Corporation or any subsidiary of the Corporation.

(o)                                  “Enrollment Agreement” means the authorization form which an Eligible Employee files with the Committee to participate in the Plan.

(p)                                  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from to time.

(q)                                  “Plan” means the Cephalon, Inc. Non-Qualified Deferred Compensation Plan, as it may be amended from time to time.

(r)                                  “Plan Year” means the period beginning on January 1 and ending on December 31.

(s)                                  “Separation Date” means the last day on which a Participant is employed by an Employer on account of a Separation from Service.

(t)                                    “Separation from Service” means a Participant’s separation from service with the Employer within the meaning of section 409A of the Code and the regulations issued thereunder.

(u)                                 “Specified Employee” means any Participant who, at any time during the twelve month period ending on the identification date as determined by the Committee (or its delegate), is a specified employee under section 409A of the Code, as determined by the Committee (or its delegate).  The determination of “specified employees,” including the number and identity of persons considered “specified employees” and identification date, shall be made by the Committee (or its delegate) in accordance with the provisions of sections 416(i) and 409A of the Code and the regulations issued thereunder.

(v)                                   “Specified Time” means a specified time within the meaning of section 409A(a)(2)(A)(iv) of the Code and the corresponding regulations.

(w)                                “Trust” means a grantor “rabbi” trust.

(x)                                  “Unforeseeable Emergency” means the Participant has experienced an “unforeseeable emergency” within the meaning of Treas. Reg. §1.409A-3(i)(3)(i).

3.                                      PARTICIPATION.  Any person who was a Participant in the Plan immediately prior to the Effective Date shall continue to be a Participant in the Plan as of the Effective Date.  Any person who becomes an Eligible Employee as of the Effective Date, or becomes an Eligible Employee after the Effective Date, shall be eligible to become a Participant in the Plan in accordance with the requirements of Paragraph 4 below.  A Participant who ceases as an Eligible Employee during the Plan Year shall cease to be eligible to elect to make future Bonus Deferrals to the Plan with respect to any subsequent Plan Year; however, such Participant’s Bonus Deferral election with respect to the Plan Year shall continue in effect with respect to the Bonus that is paid for such Plan Year.  If such Participant again qualifies as an Eligible Employee for a future Plan Year, such individual shall be eligible to elect to make Bonus Deferrals to the Plan in accordance with the requirements of Paragraph 4 below with respect to future Plan Years in which such individual qualifies as an Eligible Employee.

4.                                      DEFERRAL OF BONUS; GENERAL RULE AND SPECIAL RULES.

(a)                                  Prior to the beginning of each Plan Year each Eligible Employee will be offered the opportunity to make a Bonus Deferral with respect to the Bonus that is to be earned for the performance period that begins in such Plan Year.  Any Eligible Employee may enroll in the Plan effective as of the first day of such Plan Year by filing a completed and fully executed Enrollment Agreement with the Committee by the date set by the Committee, which in no event shall be later than then the December 31 of the preceding Plan Year.  Pursuant to said Enrollment Agreement, the Eligible Employee shall irrevocably elect, except as provided in subparagraph (c) below, to defer the portion of the Participant’s Bonus for such Plan Year, up to 100% of the Participant’s Bonus for such Plan Year.  Prior to the beginning of each Plan Year, an Eligible Employee must execute a new Enrollment Agreement to elect to make a Bonus Deferral for such Plan Year.

(b)                                  If an individual becomes an Eligible Employee after the Plan Year has commenced, such individual shall not be eligible to elect to make a Bonus Deferral for such Plan Year.  Instead, such individual must wait until the next Plan Year to elect to make a Bonus Deferral, in accordance with the requirements of subparagraph (a) above.

(c)                                  A Participant’s election to defer his Bonus for any Plan Year shall be irrevocable as of the last day of the preceding Plan Year, except that if during the Plan Year an Eligible Employee experiences an Unforeseeable Emergency such Eligible Employee may submit a request to the Committee on the form provided by the Committee to cancel the Eligible Employee’s Bonus Deferral election for such Plan Year.  If the Committee determines that the Eligible Employee has experienced an Unforeseeable Emergency the cessation of the Eligible Employee’s Bonus Deferrals will be effective after the Committee’s determination.  Any Eligible Employee who ceases Bonus Deferrals on account of an Unforeseeable Emergency shall not be eligible to elect to make any future Bonus Deferrals for the remainder of the Plan Year in which the Unforeseeable Emergency occurs.  For any future Plan Year, the Eligible Employee will need to execute a new Enrollment Agreement within the time period described in subparagraph (a) above.

5.                                      ELECTION TO TIME AND FORM OF DISTRIBUTION.

(a)                                  At the time he makes a deferral election, the Participant must designate in his Enrollment Agreement whether the Bonus Deferral will commence to be paid at a Specified Time or on account of a Separation from Service; provided, however, that if the Participant does not specify the timing of the distribution in his Enrollment Agreement, the distribution will be paid on the Participant’s Separation from Service, and provided further that, irrespective of the election made by the Participant, Paragraph 12 shall apply if the Participant has a Separation from Service prior to the date of the Specified Time, if elected, and Paragraph 13 shall apply in the event of the Participant’s death.

(b)                                  At the time he makes a deferral election, the Participant must also designate in his Enrollment Agreement the form of distribution; provided, however, that if the Participant does not specify the form of the distribution in his Enrollment Agreement, the distribution will be paid in a lump sum.  A Participant may elect to receive his benefit under the Plan in a single lump sum or in substantially equal annual installments over a period not to exceed ten (10) years if the payment is on account of a Specified Time.  The only form of payment that is payable to the Participant on account of Separation from Service is a single lump sum.

6.                                      RECORDS.  The Corporation shall maintain appropriate records of each Participant’s Bonus Deferrals with respect to each Plan Year.  The Corporation shall credit to a Deferred Bonus Account all Bonus Deferrals elected by the Participant.

7.                                      AUTHORIZED INVESTMENTS.  Subject to Paragraph 15, all Bonus Deferrals credited to the Deferred Bonus Account for a Participant may be kept in cash or invested by the Corporation in such manner, in such portions and in such amounts as the Committee, in its sole discretion, may elect.  In the exercise of the foregoing discretionary investment powers, the Committee may engage investment advisers and, if it so desires, may delegate to such advisers full or limited authority to select the assets in which the Bonus Deferrals are to be invested.

8.                                      INVESTMENT INCOME.  Subject to Paragraph 15, amounts credited to each Participant’s Deferred Bonus Account will be increased annually at the interest rate determined by the Committee, in its sole discretion.  Such rate shall be determined by the Committee prior to the beginning of the applicable Plan Year pursuant to a Committee resolution, and shall be communicated to Participant’s prior to the beginning of the applicable Plan Year.  The designated rate for a particular Plan Year shall apply to all Bonus Deferrals credited to the Participant’s Deferred Bonus Account.  For 2009, the Committee has confirmed a growth rate of five percent (5%) per annum.

9.                                      STATUS OF INVESTMENTS.  All investments made by the Corporation under this Plan will be deemed made solely for the purpose of aiding the Corporation in measuring and meeting its obligations under this Plan.  The Corporation shall be the sole owner of all such investments and of all rights and privileges conferred by the terms of the instruments evidencing such investments.  Nothing stated herein will cause such investments or any Deferred Bonus Account to be treated as anything but the general assets of the Corporation, nor will anything stated herein cause such investments to represent the vested, secured or preferred interest of any Participant or his Beneficiaries.

10.                               GENERAL CREDITOR STATUS.  A Participant shall have no claim with respect to any particular asset of the Corporation or any other Employer, but shall be and shall remain at all times a general unsecured creditor of the Corporation and, therefore, a Participant’s rights under the Plan shall have no priority over the rights of any general unsecured creditor of the Corporation.  The Plan constitutes a mere promise by the Corporation to make benefits payments in the future.

11.                               FORM OF DISTRIBUTION FOR PAYMENTS MADE PRIOR TO SEPARATION FROM SERVICE.  If a Participant has designated a Specified Time in accordance with the requirements of Paragraph 5 above for Bonus Deferrals for a Plan Year, the Participant’s Deferred Bonus Account for such Plan Year shall be paid (or commence to be paid if the form designated is annual installments) in cash in the form designated by the Participant within sixty (60) days following the date of the Specified Time; provided, however, notwithstanding the Specified Time designated by the Participant, that if the Participant has a Separation from Service prior to the Specified Time, the value of the Participant’s Deferred Bonus Account for such Plan Year shall be paid to the Participant as provided in Paragraph 12 or 13 below, as applicable.  The value of the amount that shall be paid to the Participant if paid in a lump sum shall be equal to the fair market value of the assets in such Participant’s Deferred Bonus Account as of the date of the payment to the Participant.  In the event the Participant elects to receive a distribution in the form of substantially equal annual installments, the amount of each annual installment shall be equal to the fair market value of the assets in such Participant’s Deferred Bonus Account (or the applicable portion thereof) valued as of the date of the payment to the Participant divided by the number of years over which payments are to be received as elected by such Participant.  Notwithstanding the foregoing, the total amount payable to such Participant, and correspondingly each future annual installment, shall be appropriately increased or decreased as the case may be, in the same manner as set forth in Paragraph 8 of this Plan, to reflect the appreciation in value and the net income on the funds which remain invested in the Deferred Bonus Account.

12.                               PAYMENTS UPON SEPARATION FROM SERVICE.  Notwithstanding any election made by a Participant hereunder, in the event of a Participant’s Separation from Service for any reason (except death) prior to the Specified Time, if any, elected by Participant for the distribution of his Deferred Bonus Account, the balance credited to the Participant’s Deferred Bonus Account shall be paid to the Participant in cash in the form of a lump sum within forty-five (45) days following the first day of the seventh month following the Participant’s Separation Date.  If a Participant’s Separation from Service occurs after the Specified Time for Bonus Deferrals for a particular Plan Year, the payment of such amounts for such Plan Year’s Bonus Deferrals shall continue in accordance with the installment schedule designated by the Participant on account of the Specified Time.  The value of the amount that shall be paid to the Participant shall be equal to the fair market value of the assets in such Participant’s Deferred Bonus Account as of the date of the payment to the Participant.

13.                               DEATH OF PARTICIPANT.

(a)                                  If a Participant dies prior to commencement of receipt of his benefit, the Corporation shall pay to his Beneficiary the amount credited to the Participant’s Deferred Bonus Account in cash in the form of a lump sum.  Payment of a Participant’s Deferred Bonus Account shall be paid to the Beneficiary within sixty (60) days following the date of the Participant’s death.  The value of the amount that shall be paid to the Participant’s Beneficiary shall be equal to the fair market value of the assets in such Participant’s Deferred Bonus Account as of the date of the payment to the Participant.

(b)                                  If a Participant dies after the commencement of the payments to him under the Plan, but before all payments have been made, the Corporation shall continue such payments to his Beneficiary at the same times and in the same amounts as would have been paid had the Participant lived for the entire payout period elected by him.

(c)                                  A Participant shall at all times retain the right to change the Beneficiary designated in his Enrollment Agreement by notifying the Committee in writing on a form to be provided by the Corporation.  If there is no Beneficiary designated at the time of the death of the Participant or if the designated Beneficiary does not survive the Participant, the Beneficiary shall be the Participant’s spouse, and if no such spouse is then living, Participant’s estate.  If Participant’s spouse shall receive payments hereunder but die prior to payment in full of the remainder of the deferred compensation, the balance owed by the Corporation shall be paid to the estate of such spouse under the same payment schedule.

14.                               UNFORESEEABLE EMERGENCY.  If the Participant experiences an Unforeseeable Emergency, the Participant may make a request to the Committee to receive an immediate distribution from his Deferred Bonus Account.  If the Committee determines that the Participant has experienced an Unforeseeable Emergency, the Corporation may make a distribution to the Participant.  The amounts distributed to a Participant pursuant to an Unforeseeable Emergency shall not exceed the amounts necessary to satisfy such Unforeseeable Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement of compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).  With respect to that portion of the Participant’s Deferred Bonus Account which is distributed to a Participant, in accordance with this Paragraph, the value of such amount shall be reduced from the Participant’s Deferred Bonus Account.  Notwithstanding anything in this Plan to the contrary, a Participant who receives a distribution pursuant to this Paragraph 14 in any Plan Year such Participant’s deferral election for the remainder of the Plan Year shall be cancelled and the Participant and with respect to any future Plan Year the Participant must make a new deferral election in accordance with Paragraph 4.

15.                               CHANGE IN CONTROL.

(a)                                  The Corporation shall establish a Trust with a bank or other financial institution that is independent of the Corporation and is authorized to exercise corporate trustee powers under applicable federal or state law, to serve as a funding vehicle for benefits payable under the terms of this Plan.  Prior to a Change in Control or in the event that the action contemplated hereby cannot be effected prior to a Change in Control, then immediately upon such a Change in Control, the Corporation shall make a contribution to the Trust in an amount, which together with any amounts then held in the Trust, is sufficient to fully pay the Participants and their Beneficiaries all of the benefits to which such Participants and beneficiaries are entitled under the Plan as of the date of the Change in Control if such benefits were then immediately due and payable.  After a Change in Control has occurred, the Corporation shall be obligated to continue to cause additional contributions to be made as may be necessary from time to time to ensure that at all times the Trust contains sufficient funds, on a current basis, to provide the entire benefits due to the Participants and their Beneficiaries under the Plan.  Except as may otherwise be provided in the Trust, prior to the time a Change in Control is imminent, the Corporation may, but shall not be required to, fund the Trust.  If the Corporation makes a contribution to the Trust in anticipation of a Change in Control and a Change in Control does not occur, the Corporation may, if and to the extent permitted by the Trust, obtain the return of such contribution, together with the earnings thereon.

(b)                                 In the event of a Change in Control, the rate at which each Participant’s separate Deferred Bonus Account shall be increased from and after the date of such Change in Control shall not be less than the lesser of (i) ten percent (10%) per annum, or (ii) one percentage point above the prime interest rate then being charged by the trustee (or any other lending institution designated by the Corporation, prior to a Change in Control) to its qualified customers.

(c)                                  At the time of the Participant’s commencement of participation in the Plan, the Participant shall make an irrevocable one-time election with respect to his Deferred Bonus Account whether, in the event of a Change in Control, (i) to receive an immediate lump sum distribution of his Deferred Bonus Account as of the date of a Change in Control, such distribution to within ninety (90) days following the occurrence of such Change in Control, or (ii) to have his benefits under the Plan distributed to him (or his Beneficiary) at such time or times and in such manner as is otherwise provided in this Plan.

(d)                                 The Trust shall constitute an unfunded arrangement for tax purposes and for purposes of Title I of ERISA and the assets of the Trust shall be subject to the claims of the creditors of the Corporation in the event of the Corporation’s insolvency, all as set forth in the Trust.  With respect to any payments not yet made to a Participant or Beneficiary, nothing contained herein shall give any such

Participant or Beneficiary any rights to assets that are greater than those of a general creditor of the Corporation.

16.                               NO ASSIGNMENT.  A Participant’s rights to benefit payments under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s Beneficiary.

17.                               REVOCATION AND AMENDMENT.  This Plan may be amended or terminated at any time at the sole discretion of the Committee; provided, however, that any such amendment or termination shall not affect the rights of any Participant which may have accrued under the Plan at the time of amendment or termination.  Notwithstanding the foregoing, if the Committee determines that, in order to avoid current taxation of amounts deferred under the Plan or to comply with applicable law, additional restrictions must be placed on Participants’ rights under the Plan or to comply with applicable law, including, but not limited to section 409A of the Code and its corresponding regulations, the Committee or its delegate may, in its sole discretion, amend the Plan to impose such restrictions, and/or cease deferrals under the Plan with respect to all Deferred Bonus Accounts, affected Deferred Bonus Accounts or the affected portions of the Deferred Bonus Accounts and no Participant consent shall be required to make any such amendments.  If the Committee terminates the Plan, Participants shall be entitled to a distribution of their benefit under the Plan; provided that the Corporation distributes to each Participant, in a lump sum payment, the balance of the Participant’s Deferred Bonus Account as of the date the termination occurs; provided, however, that no such termination may occur unless the Corporation complies with the requirements of Treas. Reg. §1.409A-3(j)(4)(ix).

18.                               NO EMPLOYMENT GUARANTEE.  Nothing contained in this Plan shall be construed as conferring upon any Participant the right to continue in the employment of the Employer.

19.                               AUTHORITY OF COMMITTEE.  The Committee shall have the full power and authority to interpret, construe and administer this Plan.  The Committee’s interpretations and construction hereof and actions hereunder, including any valuation of a Deferred Bonus Account, or the amount(s) to be paid there from, shall be binding and conclusive on all persons for all purposes.  No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation or administration of this Plan unless attributable to his own willful misconduct or lack of good faith.  As a condition of participating in the Plan, a Participant expressly agrees that all decisions and determinations of the Committee shall be binding and conclusive on the Participant, the Participant’s Beneficiaries and any other person having or claiming an interest on behalf of, or for the benefit of, the Participant or the Beneficiary.

20.                               BENEFIT.  This Plan shall inure to the benefit of and be binding upon the Corporation and the Participant, together with their respective successors, heirs and personal representatives.

21.                               CLAIMS PROCEDURES.  At any time the Committee makes a determination adverse to a Participant or Beneficiary with respect to a claim for payment or participation under the Plan, the Committee shall notify the claimant in writing of such determination, such notification shall be in a manner calculated to be understood by the claimant, and shall set forth: (a) the specific reason or reasons for such determination; (b) a reference to the specific provision or provisions of the Plan on which such determination is based; (c) a description of any additional material or information necessary to perfect the claim, and an explanation of the reason that such material is required; and (d) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

A person who receives notice of an adverse determination by the Committee with respect to a claim may request, within sixty (60) days of receipt of such notice, that the Committee review the Committee’s determination.  This request may be made on behalf of a claimant by a duly authorized representative.  The claimant or representative may review pertinent documents and submit issues and comments with respect to the controversy to the Committee.  The Committee shall render a decision within sixty (60) days of a request for review (or within one hundred and twenty (120) days under special circumstances), which decision shall be in writing, set forth in a manner calculated to be understood by the claimant, and shall set forth (i) the specific reason or reasons for the decision reached; (ii) the specific provisions of the Plan on which the decision is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the claimant’s claim for benefits; and (iv) a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain information about such procedures, and a statement of the claimant’s right to bring an action under section 502(a) of ERISA.  A copy of the ruling shall be forwarded to the claimant.

22.                               WITHHOLDING OF TAXES.  The Corporation may make such provisions and take such actions as it may deem necessary or appropriate for the withholding of any taxes which the Employer is required by law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his Beneficiary).  Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

23.                               GOVERNING LAW.  The Plan shall be governed by the laws of the Commonwealth of Pennsylvania.

24.                               LANGUAGE.  Whenever used in this Plan, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.

25.                               EFFECTIVE DATE.  This Plan, as amended and restated herein, shall be effective as of the Effective Date.

26.                               SECTION 409A OF THE CODE.  The Plan is intended to comply with the applicable requirements of section 409A of the Code and its corresponding regulations and related guidance, and shall be administered in accordance with section 409A of the Code to the extent section 409A of the Code applies to the Plan.  Notwithstanding anything in the Plan to the contrary, elections to defer Bonus to the Plan, and distributions from the Plan, may only be made in a manner and upon an event permitted by section 409A of the Code.  To the extent that any provision of the Plan would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law.  Other than on a valid Enrollment Agreement, in no event shall a Participant, directly or indirectly, designate the calendar year of payment.  Notwithstanding anything in the Plan to the contrary, in no event may a Specified Employee commence receipt of his benefit under the Plan on account of a Separation from Service prior to the date that is six months from his Separation Date.  For avoidance of doubt, deferrals under the Plan are maintained on a Plan Year basis.